                                                                   EXHIBIT 10(j)



              SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") made as of October 30, 2001, by and between NetSilicon, Inc., a Massachusetts corporation (the "Company"), and Cornelius Peterson, VIII (the "Executive").

--------------------------------------------------------------------------------

         WHEREAS, the Company has entered into an Agreement and Plan of Merger by and among the Company, Digi International Inc., a Delaware corporation ("Digi"), and Dove Sub Inc., a wholly owned subsidiary of Digi ("Dove Sub"), dated as of October 30, 2001 (the "Merger Agreement"), pursuant to which the Company shall be merged with and into Dove Sub (the "Merger"); and

         WHEREAS, the Executive has been providing services to the Company pursuant to an Employment Agreement dated as of August 9, 2001, as amended by the First Amended and Restated Employment Agreement dated as of October 30, 2001;

         WHEREAS, it is a condition to Digi's and the Company's executing the Merger Agreement that the Executive enter into this Agreement;

         WHEREAS, the parties hereto desire to amend and restate the First Amended and Restated Employment Agreement in its entirety as set forth herein, subject to consummation of the Merger and effective upon the Effective Time (as defined in the Merger Agreement); and

         WHEREAS, if the Merger is not consummated, this Agreement shall be null and void.

         NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:


1)    Term.

      (a) The Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue employment with the Company, in the positions set forth in Section 2 below, for the Term (as defined below), subject to the terms and conditions of this Agreement.

      (b) The term (the "Term") of this Agreement shall commence as of the Effective Time (as defined in the Merger Agreement) and shall continue until the date 18 months following the Effective Time unless terminated earlier in accordance with Section 4.

2)    Position, Duties and Responsibilities.

      (a) During the Term, the Executive shall be employed by the Company and shall serve the Company as Senior Vice President of Business Development. The Executive shall have such duties and responsibilities as are incident to, or reasonably requested in connection with, such positions, as well as such other comparable duties and responsibilities as may be agreed upon by him and the Chief Executive Officer of Digi and/or Digi's Board of Directors ("Digi's BOD"). The Executive shall report to the Chief Executive Officer of Digi.


      (b) During the Term, the Executive shall serve the Company faithfully, diligently and to the best of the Executive's ability, and shall devote substantially all of his business time and efforts to such service. The Executive also shall not engage in any other business activity without the written consent of the Chief Executive Officer of Digi, except that the Executive may (i) carry on charitable, civic, or other not-for-profit activities or (ii) manage his personal investments, provided that none such activities conflict with the Executive's duties under this Agreement and the Non-Disclosure, Proprietary Rights and Non-Solicitation Agreement entered into between the Executive and the Company dated May 2, 2000 (the "Nondisclosure Agreement"). If the Executive shall be elected to other offices of the Company, Digi or any of their affiliates, and if the Executive shall in his sole discretion accept in writing the election to such offices, he shall serve in such positions without further compensation than provided for in this Agreement. Notwithstanding the foregoing, the Executive agrees to serve as a director of Digi without compensation (other than reimbursement for expenses in connection with attendance at meetings in accordance with Digi's policies) until such time as the Executive shall become an Outside Director of Digi (as defined in Digi's 2000 Omnibus Stock
           Plan), at which time he will be entitled to receive compensation from Digi as an Outside Director generally applicable to other Outside Directors. The Executive shall perform his services under this Agreement primarily from his home office and at such locations as may be required by the Company from time to time, but the Company will not require the Executive to permanently relocate to an office more than 50 miles from the Company's Waltham, Massachusetts, office. The Company shall pay or reimburse the Executive for all reasonable business expenses associated with maintaining his home office.


      (c) The Executive agrees to comply with the policies and procedures of the Company applicable to its U.S. employees generally from time to time that are in force (which may be amended, revised or supplemented at any time in the Company's and/or the Company's Board of Directors' ("Company's BOD") sole discretion), provided, however, that to the extent there is a conflict between the terms of this Agreement and the policies and procedures of the Company, the terms of this Agreement shall govern unless otherwise specified herein.


3) Compensation and Benefits. During the term of this Agreement, the Company shall pay the Executive as compensation for his performance of his duties and obligations hereunder, the following:


      (a) Base Salary. During the Term, the Company shall pay to the Executive a base salary at the rate of U.S. $20,833.33 per month ("Base Salary"), subject to annual increase at the discretion of the Digi's BOD's Compensation Committee ("Digi Compensation Committee") in accordance with Digi's executive compensation practices, and payable in accordance with the regular payroll practices of the Company as may be modified or established from time to time.

      (b) Incentive Compensation. During the Term, the Executive shall be eligible to receive additional annual incentive compensation (the "Incentive Bonus"). The amount of the Incentive Bonus, if any, shall be $125,000 provided the Digi Compensation Committee has determined that the Executive has attained certain goals established by the Digi Compensation Committee. The Digi Compensation Committee may consider, among other things, the Executive's actual attainment of specific goals as established by the Digi Compensation Committee, and Digi's and/or the Company's overall performance. The Digi Compensation Committee will make all determinations regarding the Executive's eligibility for the annual Incentive Bonus at its sole discretion. Subject to the provisions of Section 4 herein, the Executive must be employed by the Company in good standing (as determined by Digi's
           BOD) to be eligible for any Incentive Bonus payments, which will be subject to applicable taxes and payable in accordance with the Company's normal bonus pay practices as may be established or modified from time to time.


      (c)  Stock options.

          (i) Digi shall upon consummation of the Merger and pursuant to the Merger Agreement, assume all of the Executive's outstanding stock options to purchase shares of the Company's stock, which shares shall be exercisable for shares of Digi's common stock, and Digi shall file a Registration Statement on Form S-8 to register the Digi shares to be issued pursuant to such options.


          (ii) Upon consummation of the Merger, Executive's unvested stock options shall vest immediately and all of the Executive's stock options shall remain in full force and effect and may be exercised at any time up to their latest possible date of expiration as set out in each stock option agreement entered into between the Executive and the Company and applicable to such options (such option agreements existing as of the date of this Agreement and the latest possible date of expiration of the option contained in each such option agreement as of the date of this Agreement are identified in Exhibit A hereto) notwithstanding any provision contained in any existing or future stock option agreement entered into between the Executive and the Company (as such agreements may be amended from time to time) or in the Company's Amended and Restated 1998 Incentive and Non-Qualified Stock Option Plan (as amended from time to time) or the Company's 2001 Stock Option and Incentive Plan (as amended from time to time) that provides for either a lesser period of time within which to exercise such options or forfeiture of any option granted thereunder. In the event that any date of expiration contained in any existing or future stock option agreement entered into between the Executive and the Company shall be extended to a later date in time, then the Executive's right to exercise options pursuant to such stock option agreement shall be extended to that later date in time.


          (iii) The Executive shall be eligible to receive additional stock option awards as determined by Digi's Compensation Committee in its sole discretion.

      (d) Benefits. Subject to any contribution therefor generally required of senior executives of the Company, the Executive shall be eligible to participate in all employee benefits plans, including the Company's health and dental plans, as adopted by the Company's BOD and in effect for senior Company executives. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies, and (iii) the discretion of the Company's BOD or any administrative or other committee provided for in or contemplated by such plans.

      (e) Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his responsibilities hereunder in accordance with the Company's prevailing policy and practice relating to reimbursements as established, modified or amended from time to time. The Executive must provide substantiation and documentation of these expenses to the Company in order to receive reimbursement, as required pursuant to Company policy.

      (f) Vacation. The Executive shall be entitled to accrue up to four (4) weeks of vacation per calendar year, to be taken and paid in accordance with Company policy.

4)    Termination of Employment.

      (a) Termination by the Company for Cause. The Company may terminate the Executive's employment and this Agreement for Cause (as defined in Section 8(a)) upon written notice to the Executive and expiration of any cure periods as set forth in Section 8(a). In the event of termination for Cause, the Executive shall be entitled to no payments, salary continuation or other benefits, except for:

         (i) Base Salary earned and accrued but unpaid through the date of Executive's termination of employment;

         (ii) any Incentive Bonus payment, as determined by the Digi Compensation Committee pursuant to Section 3(b) herein, for the year previously ended prior to the Executive's termination. In addition, in its sole discretion, the Digi Compensation Committee may provide an additional incentive bonus payment for the year in which the Executive's termination of employment occurred;

         (iii) payment for accrued but unused vacation time up to the Executive's termination of employment;

         (iv) statutory benefit continuation rights in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), provided Executive makes the appropriate voluntary contribution payments and subject to applicable law and the requirements of the Company's health insurance plans then in effect; and

         (v) all expenses reimbursable to the Executive and unpaid as of the date of Executive's termination of employment.

    (b) Termination Due to Death or Permanent Disability. In the event of the termination of the Executive's employment and this Agreement due to the Executive's death or Disability (as defined in Section 8(c)), the Executive, or the Executive's legal representative, shall be entitled to no payments, salary continuation or other benefits, except for:


         (i) Base Salary to the extent earned and accrued but unpaid through the date of Executive's termination of employment, as well as a one-time lump-sum cash payment equivalent to the Executive's monthly Base Salary multiplied by the number of months remaining in the then-current Term of this Agreement, to be paid within a reasonable time, not to exceed ninety (90) days, after the Executive's death or Disability, subject to any offset or reduction as set forth in Section 4(b)(iv);


         (ii) any Incentive Bonus payment, as determined by the Digi Compensation Committee pursuant to Section 3(b) herein, for the year previously ended prior to the Executive's termination. In addition, in its sole discretion, the Digi Compensation Committee may provide an additional incentive bonus payment for the year in which the Executive's termination of employment occurred;


         (iii) payment for accrued but unused vacation time up to the Executive's termination of employment;


         (iv) all benefits the Executive would otherwise receive upon a Disability or upon death under any benefit plan covering the Executive, provided, however, that all such benefits that the Executive receives or would otherwise receive upon a Disability shall be offset against any other payments under
                  Section 4(b)(i) of this Section 4(b), such that any amount potentially owing to the Executive under Section 4(b)(i) is reduced, but not less than zero, by the monetary value of the benefits (referenced in this subsection) received by the Executive;


         (v) statutory benefit continuation rights in accordance with COBRA, provided Executive makes the appropriate voluntary contribution payments and subject to applicable law and the requirements of the Company's health insurance plans then in effect;


         (vi) all expenses reimbursable to the Executive and unpaid as of the date of Executive's termination of employment; and


         (vii) the Executive's unvested stock options shall vest immediately and all of the Executive's stock options shall remain in full force and effect and may be exercised at any time up to their latest possible date of expiration as set out in each stock option agreement entered into between the Executive and the Company and applicable to such options (such option agreements existing as of the date of this Agreement and the latest possible date of expiration of the option contained in each such option agreement as of the date of this Agreement are identified in Exhibit A hereto) notwithstanding any provision contained in any existing or future stock option agreement entered into between the Executive and the Company (as such agreements may be amended from time to time) or in the Company's Amended and Restated 1998 Incentive and Non-Qualified Stock Option Plan (as amended from time to time) or the Company's 2001 Stock Option and Incentive Plan (as amended from time to time) that provides for either a lesser period of time within which to exercise such options or forfeiture of any option granted thereunder. In the event that any date of expiration contained in any existing or future stock option agreement entered into between the Executive and the Company shall be extended to a later date in time, then the Executive's right to exercise options pursuant to such stock option agreement shall be extended to that later date in time.


                  During the Term, the Company shall maintain disability insurance policies, for which the Executive is eligible, comparable to the insurance policies for which the other senior executives of the Company are eligible.


      (c) Termination Without Cause or Expiration of Term. In the event that the Executive's employment and this Agreement is terminated by the Company without Cause or upon the expiration of the Term, this Agreement shall expire and the Executive shall be entitled to no payments, salary continuation or other benefits, except for:


         (i) a one-time lump-sum cash payment equivalent to the Executive's monthly Base Salary multiplied by the number of months remaining in the initial 18 month Term of this Agreement, to be paid within a reasonable time, not to exceed ninety (90) days, if, and only if, this Agreement is terminated by the Company without Cause or by the Executive for Good Reason in the initial 18 month Term;


         (ii) the Incentive Bonus payment as provided in Section 3(b), prorated through the date of such termination by the Company or expiration of the Term as provided in this Section 4(c), regardless of whether or not the Executive has attained the goals established by the Company's Compensation Committee;


         (iii) payment for accrued but unused vacation time up to the Executive's termination of employment;


         (iv) all expenses reimbursable to the Executive and unpaid as of the date of Executive's termination of employment;


         (v) if the Executive elects after the termination of his employment and in accordance with COBRA to continue health coverage under the same plans available to active Company employees, under the same rules, restrictions and regulations applicable thereto, the Company shall make premium payments on his behalf until the earlier of (x) eighteen (18) months from the last day of the Executive's employment or (y) the date on which the Executive becomes ineligible to receive COBRA benefits ("COBRA Coverage"); provided that when the COBRA Coverage concludes, the Company shall reimburse the Executive for the cost of the Executive obtaining a medicare supplement policy for both the Executive and his spouse, equivalent to the Blue Cross of New England's Medex Gold policy, from the date on which the COBRA Coverage concludes and terminating for each of the Executive and his spouse when they respectively attain the age of 80 years. The Executive shall be responsible for obtaining Medicare Part A, Medicare Part B and the individual Medicare supplement policy and shall be responsible for any premiums associated with either Medicare part A or Part B for both himself and his spouse. In addition, the Company shall reimburse the Executive in an amount equal to the reasonable cost of the Executive obtaining a dental insurance policy for himself and his spouse until each of the Executive and his spouse respectively attain the age of 80 years. The Executive shall be responsible for obtaining the dental insurance policies. Any time after the period ending five years from the date the COBRA Coverage concludes, the Company may elect to pay a one-time lump-sum payment for the insurance policies instead of continuing to reimburse the Executive as provided above. The one-time lump-sum payment will be in an amount equal to the then current premium payments of the policies held by the Executive and his spouse, indexed for inflation for the years remaining until each of the Executive and his spouse attains the age of 80 years (using the average of the past three years' annual Consumer Price Index for Boston Medical Care) and then discounted to the present value using the then current prime rate; and

         (vi) the Executive's unvested stock options shall vest immediately and all of the Executive's stock options shall remain in full force and effect and may be exercised at any time up to their latest possible date of expiration as set out in each stock option agreement entered into between the Executive and the Company and applicable to such options (such option agreements existing as of the date of this Agreement and the latest possible date of expiration of the option contained in each such option agreement as of the date of this Agreement are identified in Exhibit A hereto) notwithstanding any provision contained in any existing or future stock option agreement entered into between the Executive and the Company (as such agreements may be amended from time to time) or in the Company's Amended and Restated 1998 Incentive and Non-Qualified Stock Option Plan (as amended from time to time) or the Company's 2001 Stock Option and Incentive Plan (as amended from time to time) that provides for either a lesser period of time within which to exercise such options or forfeiture of any option granted thereunder. In the event that any date of expiration contained in any existing or future stock option agreement entered into between the Executive and the Company shall be extended to a later date in time, then the Executive's right to exercise options pursuant to such stock option agreement shall be extended to that later date in time.

      (d) Voluntary Termination. The Executive may voluntarily terminate his employment only upon sixty (60) days' written notice to the Company's BOD ("Voluntary Termination"). In the event of a Voluntary Termination, the Company may accelerate Executive's departure date (and terminate this Agreement) and will have no obligation to pay Executive after his actual departure date. In the event of a Voluntary Termination, the Executive shall be entitled to no payments, salary continuation, or other benefits, except for (i) those payments and benefits as set forth in Section 4(a) and (ii) any of the

           Executive's stock options due to vest within sixty (60) days of the Executive's written notice of Voluntary Termination to the Company's BOD, which shall vest immediately.

      (e) Termination by the Executive for Good Reason. In the event the Executive decides to terminate this Agreement and his employment for Good Reason (as defined in Section 8(e)), the Executive must give notice of such Good Reason to the Company and the Company's BOD. If the basis for such Good Reason is not cured (as determined by the Company's BOD in good faith) within thirty (30) days after the Company and the Company's BOD receive written notice specifying the basis of such Good Reason, this Agreement, and the Executive's employment, shall terminate. In the event of a termination by the Executive for Good Reason, the Executive shall be entitled to the payments and benefits as set forth in Section 4(c).

      (f) Execution of Release of Claims. In order to receive any of the payments and benefits outlined in Section 4(b), 4(c) or 4(e), as the case may be, the Executive must execute a comprehensive release of all claims in favor of the Company and its officers, directors, employees, shareholders, agents and/or representatives.

      (g) Cessation of Payments and Benefits. If the Company's BOD in good faith determines that the Executive breached in any material respect his obligations under this Agreement or the Nondisclosure Agreement, the Company may immediately cease payment of all payments and/or benefits described in this Agreement. This cessation of payments and/or benefits shall be in addition to, and not as an alternative to, any other remedies in law or in equity available to the Company, including the right to seek specific performance or an injunction.

5) Change of Control. In the event of a Change of Control, the Executive's unvested stock options shall vest immediately and all of the Executive's stock options shall remain in full force and effect and may be exercised at any time up to their latest possible date of expiration as set out in each stock option agreement entered into between the Executive and the Company and applicable to such options (such option agreements existing as of the date of this Agreement and the latest possible date of expiration of the option contained in each such option agreement as of the date of this Agreement are identified in Exhibit A hereto) notwithstanding any provision contained in any existing or future stock option agreement entered into between the Executive and the Company (as such agreements may be amended from time to time) or in the Company's Amended and Restated 1998 Incentive and Non-Qualified Stock Option Plan (as amended from time to time) or the Company's 2001 Stock Option and Incentive Plan (as amended from time to time) that provides for either a lesser period of time within which to exercise such options or forfeiture of any option granted thereunder. In the event that any date of expiration contained in any existing or future stock option agreement entered into between the Executive and the Company shall be extended to a later date in time, then the Executive's right to exercise options pursuant to such stock option agreement shall be extended to that later date in time.

6) Certain Additional Payments by the Company. If any payment or benefit to which the Executive (or any person on account of the Executive) is entitled, whether under this Agreement or otherwise (a "Payment") constitutes a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and as a result thereof the Executive is subject to a tax under Section 4999 of the Code, or any successor thereto (an "Excise Tax"), the Company shall pay to the Executive an additional amount, which is intended to make the Executive whole for payment of such Excise Tax (the "Gross-Up Amount"). The Gross-Up Amount shall be equal to the amount of the Excise Tax (including the aggregate amount of any interest, penalties, fines or additions imposed in connection with the imposition of such Excise Tax), plus all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state of local government or taxing authority by reason of the payments required under this Section 6.

      (a) For purposes of determining the Gross-Up Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state and federal income tax laws for the year in which the Gross-Up Amount is paid. The Gross-Up Amount shall be paid by the Company coincident with the Payment to which the Excise Tax relates.

      (b) All calculations under this Section 6, including whether and when a Gross-Up Amount is required to be paid and the amount of such Gross-Up Amount and the assumptions to be utilized in arriving at such calculations, shall be made by a nationally recognized public accounting firm as shall be jointly designated by the Executive and the Company (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and to the Executive. All fees and expenses of the Accounting Firm shall be borne by the Company. The determination of the Accounting Firm shall be conclusive on the Company and the Executive unless the Internal Revenue Service, a court of competent jurisdiction or such other duly empowered governmental body or agency (a "Tax Authority") determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by the Accounting Firm.

      (c) If a Tax Authority makes a claim against the Executive which, if successful, would require the Company to pay a greater Gross-Up Amount under this Section 6, the Executive agrees to contest the claim on request of the Company with counsel jointly chosen by the Executive and the Company, subject to the following conditions:

         (i) The Executive shall notify the Company of any such claim promptly after becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than thirty (30) days after the notice from the Executive or such shorter time as the Tax Authority may specify for responding to such claim) request the Executive to contest the claim.

         (ii) If the Company so request that the Executive contest the claim, the Executive will, at the direction of the Company, either pay the tax claimed and sue for a refund in the appropriate court, or contest the claim in the United States Tax Court or other appropriate court, provided, however, that any request by the Company for the Executive to pay the tax bill shall be accompanied by an advance from the Company to the Executive of funds sufficient to make the requested payment plus any amounts payable under this Section 6 determined as if such advance were a Gross-Up Amount. The Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim. The Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including reasonable attorneys' fees, which may be incurred as a result of contesting the claim, and shall provide to the Executive cash advances for all such costs and expenses reasonably expected to be incurred by the Executive as a result of contesting the claim.


      (d) Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Gross-Up Amount to the Executive including any assessment of interest, fines or penalties in accordance with this Section 6. Should a Tax Authority finally determine that the Executive is entitled to a refund, the Executive shall promptly pay to the Company the amount of such refund.

7) Consideration. In addition to the other benefits provided to the Executive in this Agreement, the Company shall pay $10,000 to the Executive upon the execution of this Agreement as consideration for his entering into this Agreement.


8)   Definitions.

     For purposes of the Agreement, the following terms shall be defined as set forth below:


      (a) "Cause," which will be determined by the Digi Compensation Committee in good faith and at its sole discretion, is defined as:


         (i) the continued failure or refusal of the Executive substantially to perform Executive's duties and obligations to the Company (other than any such failure resulting from the Executive's Disability) and which is not cured within fifteen
                  (15) days of notice thereof from the Company;

         (ii) gross negligence in the performance of the Executive's duties, willful misfeasance in connection with the Executive's work, dishonesty, disloyalty, or a breach of fiduciary duty by the Executive;

         (iii) the commission by the Executive of an act of fraud, embezzlement, misappropriation of any money or other assets or property (whether tangible or intangible), or any other illegal conduct in connection with the Executive's performance of his duties;

         (iv) the Executive's conviction of or pleading of nolo contendere to a felony;

         (v) disregard in any material respect of the rules or policies of the Company, which, if curable, has not been cured within fifteen (15) days after notice thereof from the Company;

         (vi) engagement by the Executive in misconduct which is injurious in any material respect to the Company; or

         (vii) the commission of an act which constitutes unfair competition with the Company or which induces any customer of the Company to breach a contract with the Company, or the Executive's material breach of this Agreement, the Nondisclosure Agreement, or any other written agreement with the Company.

      (b) "Change of Control" means: (i) the merger or consolidation of Digi with or into any other corporation or entity, or the merger or consolidation of any other corporation or entity into or with Digi, which results in Digi's or those persons who are shareholders of Digi from and after the Effective Time holding less than 50% in voting power of the outstanding capital stock of the surviving corporation;
           (ii) any sale or transfer in a single transaction or series of related transactions of all or substantially all of Digi's assets as of the transaction date (or the date of the first transaction in a series of related transactions); (iii) a third "person," including a "group," becomes the "beneficial owner" (as these terms are defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of shares of Digi having more than 50% of the voting power of the outstanding capital stock of Digi; or (iv) any transaction or series of related transactions in which a third "person," including a "group" (as these terms are defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), appoints or elects a majority of the Board of Directors of Digi.


      (c)  "Disability" means the Executive's inability, for a period of ninety
           (90) consecutive days, to perform, with or without a reasonable accommodation (that does not subject the Company to an undue hardship), the essential functions of his position by reason of mental or physical impairment.


      (d) "Voluntary Termination" means a termination of employment during the Term by the Executive on the Executive's own initiative other than a termination for death or Disability under Section 4(b).


      (e)  "Good Reason" shall mean, without the Executive's approval,


         (i) a material diminution, without Cause (as defined in Section 8(a)), in the material responsibilities of the Executive;


         (ii) Executive's permanent relocation to an office more than 50 miles from the Company's Waltham, Massachusetts office;


         (iii) failure by the Company to pay any material amount due under this Agreement within fifteen (15) days after written notice thereof from the Executive to the Company and the Company's BOD; or


         (iv) any reduction of the Executive's Base Salary or material benefits provided to the Executive as a whole that comprises a material reduction in his total annual compensation, unless such reduction is applicable to other senior executives of the

                  Company as part of a concessionary arrangement between those executives and the Company and/or the Company's BOD.

9) Noncompetition and Nonsolicitation. As a condition of this Agreement, and in consideration for the payments set forth herein, the Executive agrees that, during the period of his employment by the Company, Digi and their subsidiaries and for three (3) years after the termination of his employment for any reason (except for termination without Cause or termination for Good Reason), the Executive shall not:


     (a) directly or indirectly, individually or on behalf of any other person or entity, for any person or entity, engage in the marketing or sale of Competitive Products or Services (defined below) to persons or entities: (i) whom the Executive has called upon or contacted, or from whom the Executive has solicited business, as an employee of the Company; (ii) located in any sales territory that the Executive has covered or supervised with the Company; or (iii) for whom the Executive directly or indirectly prepared proposals or sales plans on behalf of the Company;


     (b) directly or indirectly work as an employee, independent contractor, consultant, partner, or in any other capacity, with any entity engaged in the business of manufacturing, marketing and/or selling Competitive Products or Services if that entity is directly or indirectly owned or controlled, in whole or in part, by any former employee of the Company whose employment with the Company terminated at any time during: (i) the six months preceding the Executive separation of employment with the Company; or (ii) the twelve months following the Executive separation of employment with the Company;


           For purposes of this provision, Competitive Products or Services means any product or service that is being designed, developed, manufactured, marketed or sold by anyone other than the Company and is of the same general type, performs similar functions or is used for the same purposes as, and, in each case, is directly or indirectly competitive with, a product or service of the Company and/or its parent corporation


     (c) directly or indirectly, individually or in collaboration with others solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for the Executive or any other person or entity;


     (d) divert or attempt to divert from the Company any business the Company had enjoyed or solicited from its customers or potential customers during the eighteen (18) months prior to the termination of employment.


     (e) If any of the provisions in this Section 9 are overbroad and legally unenforceable as written, the parties agree that such provisions shall be narrowed and construed in a manner to render them enforceable to the maximum extent possible under applicable law. If any of the provisions in this Section 9 are deemed legally void, the remaining provisions will nevertheless continue in full force and effect.


     (f) The Executive hereby acknowledges that the provisions of this Section 9 are fair and reasonably necessary in order to protect the goodwill and business interest of the Company, which business interest and goodwill has been developed over many years at a substantial cost and expense to the Company, and that the terms and conditions hereof are not unreasonable as to time, limitation, or purpose. The Executive also acknowledges that the provisions of this Section 9 will not prevent him from engaging in a wide range of activities for the purpose of earning a living.


     (g)   In the event that the Executive shall violate the provisions of this
           Section 9, the Company shall have the legal right to seek an injunction, or other equitable relief, compelling the Executive to comply with the terms of this Section 9. In addition, the Company may seek any and all other legal remedies or relief permitted by law, including compensatory damages resulting from any breach.


10)  Confidential Information.


      (a) The Executive agrees at all times during the term of his employment and thereafter, to hold in strictest confidence, and not to use or disclose, except for the benefit of the Company, to any person, firm or corporation without written authorization of the Chief Executive Officer of the Company, any Confidential Information of the Company. The Executive understands that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research and research plans, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom the Executive called or with whom the Executive became acquainted during the term of his employment), markets, software, means of accessing the company's computer systems or networks, developments, inventions, processes, formulas, technology, designs, drawings, engineering data, hardware configuration information, marketing, financial or other business information obtained by me either directly or indirectly in writing, orally or by observation. The Executive further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of the Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.


     (b) The Executive agrees that he will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that he will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

     (c) The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Executive's work for the Company consistent with the Company's agreement with such third party.


11) Indemnification. The Executive shall be entitled to indemnification from the Company to the fullest extent permitted by the Company's Articles of Organization, By-laws, shareholder resolutions and/or applicable law.


12) Entire Agreement; Conflicts. This Agreement, the Nondisclosure Agreement, any stock option agreement between the Executive and the Company, and all promissory notes between the Executive and the Company, contain the entire agreement between the Company and the Executive concerning the Executive's employment by the Company and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between them with respect to the subject matter herein, provided, however, that to the extent there is a conflict between the terms of this Agreement and the Nondisclosure Agreement or the terms of any stock option agreement or stock option plan, the terms of this Agreement shall govern. The Executive and the Company (except as may be required in the course of the Company doing business) agree to keep the terms of this Agreement strictly confidential. The Executive represents that he is not bound by any agreement or any other existing or previous business relationship that conflicts with, or may conflict with, the performance of his obligations hereunder or prevent the full performance of his duties and obligations hereunder.


13) Amendments or Waiver. This Agreement cannot be changed, modified or amended without the consent in writing of both the Executive and the Company's BOD, with the written consent of the Digi Compensation Committee. No waiver by either the Company or the Executive at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by the Executive, an authorized officer of the Company (other than the Executive), and the Company's BOD, with the written consent of the Digi Compensation Committee.


14) Severability. In the event that any provision or portion of this Agreement, the Nondisclosure Agreement or the other agreements executed in connection with the transactions contemplated hereby for any reason shall be determined to be invalid or unenforceable for any reason, in whole or in part, such provisions will be reformed to the extent possible so as to effectuate the intent of this Agreement. In addition, the remaining provisions of this Agreement or such other agreements shall be unaffected thereby and shall be construed, reformed and thus remain in full force and effect to the fullest extent permitted by law.

15) Survival. The Executive agrees that Sections 4, 5, 6, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19, any agreements between the Executive and the Company referenced herein, and such other provisions to the extent necessary to the intended preservation of such rights and obligations, shall survive any termination of this Agreement.

16) Governing Law and Jurisdiction; Arbitration. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflict of laws. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be exclusively subject to arbitration before the American Arbitration Association ("AAA") in Boston, Massachusetts, before a single arbitrator in accordance with the AAA's then current Employment Arbitration Rules. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. All parties shall cooperate in the process of arbitration for the purpose of expediting discovery and completing the arbitration proceedings. Nothing contained in this Section or elsewhere in this Agreement shall in any way deprive either party of its right to obtain injunctive or other equitable relief in a court of competent jurisdiction.


17)   Notices; Miscellaneous.


      (a) Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned, as follows:


           If to the Company, to:

           **[_______]
           **[_______]
           **[_______]
           Attention:  Chief Executive Officer

           with a copy to:

           Faegre & Benson LLP
           2200 Wells Fargo Center
           90 South Seventh Street
           Minneapolis, MN 55402-3901
           Attention:  James E. Nicholson


           If to the Executive, to:

           c/o Taylor, Ganson & Perrin, LLP
           160 Federal Street
           Boston, MA 02110
           Attention:  Charles F. O'Connell


      (b) The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

      (c)  This Agreement may be executed in two or more counterparts.


      (d) The Company shall make such deductions and withhold such amounts from the payments and benefits made or provided to the Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.


 18) Assignment; Successors. The Company may assign this Agreement. This Agreement is personal in its nature and therefore the Executive cannot assign this Agreement without the consent of the Company's BOD. This Agreement will inure to the benefit of the Company's or the Executive's successors and assigns, and such successor or assign shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder, and all references herein to "Company" shall refer to such successor.


19)   Withholding.


      (a) Any payments made to the Executive pursuant to this Agreement (including without limitation the acceleration of options pursuant to this Agreement) shall be subject to all applicable federal, state and local taxes and/or withholding.


      (b) If the Company in its discretion determines that it is obligated to withhold any tax in connection with any payment under this Agreement, or in connection with the acceleration of any option pursuant to this Agreement, the Executive hereby agrees that the Company may withhold from any amounts paid, or to be paid, under this Agreement, including the Executive's wages or other remuneration, the appropriate amount of such tax (as permitted under applicable law). The Executive further agrees that, if the Company does not withhold an amount from the Executive's wages or other remuneration (including any remuneration paid pursuant to this Agreement) sufficient to satisfy the withholding obligation of the Company, the Executive will make reimbursement on demand, in cash, for the amount underwithheld.





                                    * * * * *


                           [Signature page to follow.]

         IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Employment Agreement as of the date first above written as an instrument under seal.




                                   NETSILICON, INC.


                                   By: /s/ Daniel J. Sullivan
                                       -----------------------------------------
                                   Its: Chief Financial Officer
                                        ----------------------------------------


                                   EMPLOYEE


                                   /s/ Cornelius Peterson
                                   ---------------------------------------------
                                   Cornelius Peterson, VIII



The undersigned hereby consents to the terms of this Second Amended and Restated Employment Agreement.




DIGI INTERNATIONAL INC.


By: /s/ Subramanian Krishnan
    -------------------------------------------------
Its: Chief Financial Officer
     ------------------------------------------------

                                    Exhibit A
                                       To
                Second Amended and Restated Employment Agreement
                                     Between
                  NetSilicon, Inc. and Cornelius Peterson, VIII


  Stock Option Agreements between NetSilicon, Inc. and Cornelius Peterson, VIII

Grant ID                                 Agreement Date                         Expiration Date
--------                                 --------------                         ---------------

0078                                     September 15, 1999                     September 15, 2009

0079                                     September 15, 1999                     September 15, 2009

0320                                     May 11, 2000                           May 11, 2010

0321                                     May 11, 2000                           May 11, 2010

0524                                     December 11, 2000                      December 11, 2010

0601                                     July 10, 2001                          July 10, 2011
